Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664-01

NORTHERN STATES POWER COMPANY

(a Minnesota corporation)

$350,000,000 3.600% FIRST MORTGAGE BONDS, SERIES DUE MAY 15, 2046

Issuer:	Northern States Power Company (a Minnesota corporation)
Issue Format:	SEC Registered
Expected Ratings*:	Aa3/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	May 23, 2016
Settlement Date:	May 31, 2016 (T+5)
Interest Payment Dates:	Semi-annually on May 15 and November 15, commencing on November 15, 2016
Principal Amount:	$350,000,000
Maturity Date:	May 15, 2046
Reference Benchmark:	2.500% due February 15, 2046
Benchmark Price:	97-08+
Benchmark Yield:	2.633%
Re-offer Spread:	+100 bps
Re-offer Yield:	3.633%
Coupon:	3.600%
Price to Public:	99.402%
Net Proceeds to Issuer:	$344,844,500 (after underwriting discount but before transaction expenses)
Make-Whole Call:	Prior to November 15, 2045 (the par call date), T+15 bps (calculated to the par call date)
Par Call:	On or after November 15, 2045, at par
CUSIP/ISIN:	665772 CP2/ US665772CP21
Minimum Denominations:	$1,000
Joint Book-Running Managers:	BNY Mellon Capital Markets, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Scotia Capital (USA) Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC, toll free at 1-800-269-6864, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322, RBC Capital Markets, LLC, toll free at 1-866-375-6829, or Scotia Capital (USA) Inc., toll free at 1-800-372-3930.